Exhibit 10.11
ARAMARK
AGREEMENT RELATING TO EMPLOYMENT AND
POST-EMPLOYMENT COMPETITION
This Agreement is between the undersigned individual (“Employee”) and Aramark (“Aramark” or “Company”).
RECITALS
WHEREAS, Aramark is a leading provider of managed services to business and industry, private and public institutions, and the general public, in the following business groups: food and support services and uniform and career apparel;
WHEREAS, Aramark has a proprietary interest in its business and financial plans and systems, methods of operation and other secret and confidential information, knowledge and data (“Proprietary Information”) which includes, but is not limited to, all confidential, proprietary or non-public information, ideas and concepts; annual and strategic business plans; financial plans, reports and systems including, profit and loss statements, sales, accounting forms and procedures and other information regarding costs, pricing and the financial condition of Aramark and its business segments and groups; management development reviews, including information regarding the capabilities and experience of Aramark employees; intellectual property, including patents, inventions, discoveries, research and development, compounds, recipes, formulae, reports, protocols, computer software and databases; information regarding Aramark’s relationships with its clients, customers, and suppliers and prospective clients, partners, customers and suppliers; policy and procedure manuals, information regarding materials and documents in any form or medium (including oral, written, tangible, intangible, or electronic) concerning any of the above, or any past, current or future business activities of Aramark that is not publicly available; compensation, recruiting and training, and human resource policies and procedures; and data compilations, research, reports, structures, compounds, techniques, methods, processes, know-how;
WHEREAS, all such Proprietary Information is developed at great expense to Aramark and is considered by Aramark to be confidential trade secrets;
WHEREAS, Employee is becoming employed as Senior Vice President, General Counsel, Aramark Uniform Services (the “Uniform Business”), in full anticipation of becoming the General Counsel of the Uniform Business as a standalone public company, and in such capacity, will have access to Aramark’s Proprietary Information, directly in the course of Employee’s employment, and indirectly through interaction with and presentations by other Aramark senior managers at executive team meetings, including Executive Leadership Council meetings, business plan and operating reviews, training programs, and the like;
WHEREAS, Aramark will introduce Employee to Aramark clients, customers, suppliers and others, and will encourage, and provide resources for, Employee to develop personal relationships with Aramark’s clients, customers, suppliers and others;
WHEREAS, Aramark will provide specialized training and skills to Employee in connection with the performance of Employee’s duties at Aramark which training involves the disclosure by Aramark to Employee of Proprietary Information;
WHEREAS, Aramark will be vulnerable to unfair post-employment competition by Employee because Employee will have access to and knowledge of Aramark’s Proprietary Information, will have a personal relationship with Aramark’s clients, customers, suppliers and others, and will generate good will which Employee acknowledges belongs to Aramark;
NOW, THEREFORE, in consideration of Employee’s employment with Aramark, the opportunity to receive the grant of equity-based incentives of Aramark from time to time, the severance and other post-employment benefits provided for herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees to enter into this Agreement with Aramark as a condition of employment pursuant to which Aramark will limit Employee’s right to compete against Aramark during and following termination of employment on the terms set forth in this Agreement. Intending to be legally bound, the parties agree as follows:
ARTICLE 1. NON-DISCLOSURE AND NON-DISPARAGEMENT: Employee shall not, during or after termination of employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except where required by law, any Proprietary Information which is not generally known to the public, or has not otherwise been disclosed or recognized as standard practice in the industries in which Aramark is engaged. Employee shall, during and after termination of employment, refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding Aramark, or any of Aramark’s officers, directors, personnel, policies or products, other than to comply with law.
ARTICLE 2. NON-COMPETITION:
A.Subject to Article 2.B. below, Employee, during Employee’s period of employment with Aramark, and for a period of two years following the voluntary or involuntary termination of employment, shall not, without Aramark’s written permission, which shall be granted or denied in Aramark’s sole discretion, directly or indirectly, associate with (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise), or acquire or maintain ownership interest in, any Business which is competitive with that conducted by or developed for later implementation by Aramark at any time during the term of Employee’s employment (including without limitation the Uniform Business), provided, however, if Employee’s employment is (i) involuntarily terminated by Aramark for any reason other than Cause (as defined herein), (ii) terminated by Employee due to a Spin Trigger Termination (as defined herein), or (iii) terminated by Employee for Good Reason (as defined herein), in each case, at any time after the date of this Agreement, then the term of the non-competition provision set forth herein will be modified to be twelve (12) calendar months (including any partial months, if the term is modified on a date that is other than the first or last day of a calendar month) following such termination of employment. For purposes of this Agreement, “Business” shall be defined as a person, corporation, firm, LLC, partnership, joint venture or other entity. Nothing in the foregoing shall prevent Employee from investing in a Business that is or becomes publicly traded, if Employee’s ownership is as a passive investor of less than 1% of the outstanding publicly traded stock of the Business.
B.The provision set forth in Article 2.A above, shall apply to the full extent permitted by law (i) in all fifty states, and (ii) in each foreign country, possession or territory in which Aramark may be engaged in, or have plans to engage in, business (x) during Employee’s period of employment, or (y) in the case of a termination of employment, as of the effective date of such termination or at any time during the twenty-four month period prior thereto.
C.Employee acknowledges that these restrictions are reasonable and necessary to protect the business interests of Aramark, and that enforcement of the provisions set forth in this

Article 2 will not unnecessarily or unreasonably impair Employee’s ability to obtain other employment following the termination (voluntary or involuntary) of Employee’s employment with Aramark. Further, Employee acknowledges that the provisions set forth in this Article 2 shall apply if Employee’s employment is involuntarily terminated by Aramark for Cause; as a result of the elimination of employee’s position; for performance-related issues; or for any other reason or no reason at all.
ARTICLE 3. NON-SOLICITATION: During the period of Employee’s employment with Aramark and for a period of two years following the termination of Employee’s employment, regardless of the reason for termination, Employee shall not, directly or indirectly: (i) induce or encourage any employee of Aramark to leave the employ of Aramark, (ii) hire any individual who was an employee of Aramark as of the date of Employee’s termination of employment or within a six month period prior to such date, or (iii) induce or encourage any customer, client, supplier or other business relation of Aramark to cease or reduce doing business with Aramark or in any way interfere with the relationship between any such customer, client, supplier or other business relation and Aramark.
ARTICLE 4. DISCOVERIES AND WORKS: Employee hereby irrevocably assigns, transfers, and conveys to Aramark to the maximum extent permitted by applicable law Employee’s right, title and interest now or hereinafter acquired, in and to all Discoveries and Works (as defined below) created, invented, designed, developed, improved or contributed to by Employee, either alone or jointly with others, while employed by Aramark and within the scope of Employee’s employment and/or with the use of Aramark’s resources. The terms “Discoveries and Works” include all works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, Proprietary Information, patents and patent applications, patentable inventions, research, reports, software, code, databases, systems, applications, presentations, textual works, graphics and audiovisual materials). Employee shall have the burden of proving that any materials or works created, invented, designed, developed, contributed to or improved by Employee that are implicated by or relevant to employment by Aramark are not implicated by this provision. Employee agrees to (i) keep accurate records and promptly notify, make full disclosure to, and execute and deliver any documents and to take any further actions requested by Aramark to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, and (ii) renounce any and all claims, including, without limitation, claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by Aramark. Any Discoveries and Works that, within six months after the termination of Employee’s employment with Aramark, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employee and which pertain to the business carried on or products or services being sold or developed by Aramark at the time of such termination shall, as between Employee and Aramark, be presumed to have been made during such employment with Aramark. Employee acknowledges that, to the fullest extent permitted by law, all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. Section 101. Employee hereby grants Aramark a perpetual, nonexclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) in any Works and Discoveries, for all purposes in connection with Aramark’s current and future business, that Employee has created, invented, designed, developed, improved or contributed to prior to Employee’s employment with Aramark that are relevant to or implicated by such employment (“Prior Works”). Any Prior Works are disclosed by Employee in Schedule 1.
ARTICLE 5. REMEDIES: Employee acknowledges that in the event of any violation by Employee of the provisions set forth in Articles 1, 2, 3 or 4 above, Aramark will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to fully remedy by an action at law for money damages. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, Aramark shall be entitled to an injunction before trial before any court of competent jurisdiction as a matter of course upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to Aramark. If Aramark is required to enforce the provisions set forth in Articles 2 and 3 above by seeking an injunction, Employee agrees that the relevant time periods set forth in Articles 2 and 3 shall commence with the entry of the injunction. Employee further agrees that, in the event any of the provisions of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or for any reason unenforceable as written, such court shall substitute a valid provision which most closely approximates the intent and purpose of the invalid provision and which would be enforceable to the maximum extent permitted by law.
ARTICLE 6. POST-EMPLOYMENT BENEFITS:
A.If Employee’s employment is terminated (i) by Aramark for any reason other than Cause, (ii) by Employee due to a Spin Trigger Termination, as defined in Article 6.A.1.d.ii below, or (iii) by Employee for Good Reason, as defined in Article 6.A.1.d.iii below, Employee shall be entitled to the following post-employment benefits:

1.Severance Pay:
(a)Monthly payments equivalent to Employee’s monthly Base Salary as of the effective date of termination for a period of twelve months. Severance payments shall commence with the Employee’s effective date of termination and shall be made in accordance with Aramark’s normal payroll cycle. The period during which Employee receives severance payments shall be referred to as the “Severance Pay Period”; and
(b)If Employee is not entitled to a bonus pursuant to the Management Incentive Bonus Plan, pro rata or otherwise, in respect of the Aramark fiscal year in which Employee’s termination of employment occurs, a pro rata portion, if any, of the bonus to which Employee would have been entitled if Employee satisfied the eligibility criteria under the Management Incentive Bonus Plan (the “Pro Rata Bonus”). If Employee is entitled to receive a Bonus, pro rata or otherwise, in respect of the Aramark fiscal year in which Employee’s termination of employment occurs under the terms of the applicable Bonus Plan, Employee shall be entitled to receive either the Bonus under the terms of the applicable Bonus Plan, or the Pro Rata Bonus, whichever is greater; provided, however, that in no event shall Employee receive duplicate Bonus and Pro Rata Bonus payments under each of this Agreement and the applicable Bonus Plan in respect of the Aramark fiscal year in which Employee’s termination of employment occurs. Further, for the avoidance of doubt, any portion of such Bonus or Pro Rata Bonus amount that is payable based on the achievement of any individual performance factors or financial performance metrics shall be determined in accordance with the terms of the applicable Bonus Plan. Any Bonus or Pro Rata Bonus payment will be paid at the same time as all other bonuses are paid under the applicable Bonus Plan; and
(c)an amount equal to the Target Bonus established for Employee pursuant to the Management Incentive Bonus Plan in respect of the year in which Employee’s termination of employment occurs, whether expressed as a percentage of Employee’s base salary or a dollar amount. This amount will be paid in substantially equal installments in accordance with Aramark’s normal payroll cycle over the Severance Pay Period.
(d)Certain Definitions:
(i)“Spin Trigger” means any Uniform Business Separation, as defined in Article 8.C below (i.e., whether through a spin-off or merger with a publicly traded company), or a merger of the Uniform Business with or into a publicly traded company.
(ii)“Spin Trigger Termination” means a termination of employment by Employee as a result of the failure, within 24 months of Employee’s last date of hire as set forth in Article 8.K below, of Employee being appointed as the General Counsel of a publicly traded company as the result of a Spin Trigger. Employee (x) must provide notice to Aramark of the existence of the purported condition giving rise to the Spin Trigger Termination within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 15 business days during which it may remedy the condition and thereby prevent a Spin Trigger Termination and (y) Employee will have 30 days from the time such cure period expires to resign pursuant to a Spin Trigger Termination.
(iii)“Good Reason” means the right of Employee to terminate employment due to Aramark taking any of the following actions without Employee’s express written prior approval, other than due to Employee’s death or Permanent Disability:
(1)Any decrease in Base Salary or Target Bonus or failure to timely pay Employee’s Base Salary or Target Bonus, but not including any such failure to timely pay that is inadvertent and that is cured within 30 days following written notice of such failure to pay by Employee to the Company; or
(2)Any material diminution in the aggregate employee benefits afforded to Employee, but not including any such decrease or diminution that is inadvertent and that is cured within 30 days following written notice of such decrease or diminution by Employee to the Company; or
(3)Any diminution in Employee’s title or reporting relationship, or substantial diminution in duties or responsibilities (other than solely as a result of a Change of Control, as that term is defined in the Aramark Amended and Restated 2013 Stock Incentive Plan, in which the Company immediately thereafter is no longer publicly held); or
(4)Any demand that Employee relocate his principal residence to a location that is outside the Phoenix, Arizona metropolitan area, to the extent that Employee declines to accept such relocation. For the avoidance of doubt, the Company and Employee agree that Employee’s primary work office location will be located in the Atlanta, Georgia metropolitan area and that Employee will be required to travel to other locations from time to time. Neither the location of Employee’s primary work office in the Atlanta, Georgia metropolitan area, nor any travel required of Employee, will constitute “Good Reason.”
Employee (x) must provide notice to the Company of the existence of the purported condition constituting Good Reason within a period not to exceed 30 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition and thereby prevent a termination for Good Reason and (y) shall have 90 days from the time Employee first becomes aware of the existence of the condition to resign due to Good Reason.
(iv)“Permanent Disability” means “permanent disability” as defined in the Company’s long-term disability plan as in effect from time to time, or if there shall be no plan, the inability of Employee to perform in all material respects Employee’s duties and responsibilities to the Company or any affiliate for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity.
(v)“Base Salary” means Employee’s annual rate of base salary in effect on the date in question.
(vi)“Target Bonus” means the target Bonus established for Employee in respect of any given year, whether expressed as a percentage of Base Salary or a dollar amount.

2Other Post-Employment Benefits
(a)Basic Group medical and life insurance coverages shall continue under then prevailing terms during the Severance Pay Period; provided, however, that if Employee becomes employed by a new employer during that period, continuing coverage from Aramark will become secondary to any coverage afforded by the new employer. Employee’s share of the premiums will be deducted from Employee’s severance payments. Basic Group medical coverage provided during such period shall be applied against Aramark’s obligation to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Upon termination of basic group medical and life coverages, Employee may convert such coverages to individual policies to the extent allowable under the terms of the plans providing such coverages.
(b)If Employee is receiving a car allowance at the time of Employee’s termination, such car allowance will continue to be paid through the Severance Pay Period. At the expiration of the Severance Pay Period, Employee will cease being paid a car allowance.
(c)Employee’s eligibility to participate in all other benefit and compensation plans, including, but not limited to the Management Incentive Bonus, Long Term Disability, any nonqualified plans and any stock option or ownership plans, shall terminate as of the effective date of Employee’s termination unless provided otherwise under either the terms of a particular plan or a particular award agreement, provided, however, that participation in plans and programs made available solely to Executive Leadership Council members, including, but not limited to the Executive Leadership Council Medical Plan, shall cease as of the effective date of termination or the date Employee’s Executive Leadership Council membership ceases, whichever occurs first. Employee, however, shall have certain rights to continue the Executive Leadership Council Medical Plan under COBRA.
B.Termination for “Cause” shall be defined as termination of employment due to: (i) conviction of or entry of a plea of guilty or nolo contendere to a felony (or any similar crime for purposes of laws outside the United States), (ii) fraud or dishonesty, (iii) willful failure to perform assigned duties, (iv) willful violation of Aramark’s Business Conduct Policy, or (v) intentionally working against the best interests of Aramark.
C.If Employee’s employment is terminated (i) by Aramark for any reason other than Cause, (ii) by Employee due to a Spin Trigger Termination, or (iii) by Employee for Good Reason, Employee will receive the severance payments and other post-employment benefits during the Severance Pay Period even if Employee commences other employment during such period provided such employment does not violate the terms of Article 2, and subject to the provisions of Article 6.F.
D.For the avoidance of doubt, to the extent Employee’s employment ends as the result of Employee’s “Retirement with Notice,” as that term may be defined in award agreements providing for equity-based incentives granted by Aramark to Employee, Employee will not be entitled to any of the severance payments and other post-employment benefits set forth in this Article 6.

E.In addition to the remedies set forth in Article 5, Aramark reserves the right to terminate all severance payments and other post-employment benefits (including any rights to equity incentives to which Employee may have become eligible upon a “Retirement with Notice,” as that term may be defined in award agreements providing for equity-based incentives granted by Aramark to Employee) if Employee violates the covenants set forth in Articles 1, 2, 3 or 4 above.
F.Employee’s receipt of severance and other post-employment benefits under this Agreement is contingent on (i) Employee’s execution of a release in a form reasonably acceptable to Aramark, except that such release shall not include any claims by Employee to enforce Employee’s rights under, or with respect to, this Agreement or any Aramark benefit plan pursuant to its terms, and (ii) the expiration of the applicable Age Discrimination in Employment Act revocation period without such release being revoked by Employee. For the avoidance of doubt, notwithstanding anything else contained in this Article 6 to the contrary, Aramark may choose not to commence (or may choose to discontinue) providing any payment or benefit hereunder unless and until Employee executes and delivers, without revocation, the foregoing release within 60 days following Employee’s termination of employment; provided, however, that subject to receipt of such executed release, Aramark shall commence providing such payments and benefits within 75 days following the date of termination of Employee’s employment.
ARTICLE 7. TERM OF EMPLOYMENT: Employee acknowledges that Aramark has the right to terminate Employee’s employment at any time for any reason whatsoever, provided, however, that any termination by Aramark for reasons other than Cause shall result in the severance and the post-employment benefits described in Article 6 above, to become due in accordance with the terms of this Agreement subject to the conditions set forth in this Agreement. Employee further acknowledges that the severance payments made and other benefits provided by Aramark are in full satisfaction of any obligations Aramark may have resulting from Aramark’s exercise of its right to terminate Employee’s employment, except for those obligations which are intended to survive termination such as the payments to be made pursuant to retirement plans, deferred compensation plans and conversion of insurance.
ARTICLE 8. MISCELLANEOUS:
A.As used throughout this Agreement, Aramark includes Aramark Services, Inc. and its subsidiaries and affiliates or any corporation, joint venture, or other entity in which Aramark Services, Inc. or its subsidiaries or affiliates have an equity interest in excess of ten percent (10%).
B.This Agreement shall supersede and substitute for any previous post-employment or severance agreement between Employee and Aramark and its predecessors.
C.If Employee’s employment with Aramark terminates solely by reason of a transfer of stock or assets of, or a merger or other disposition of, the Uniform Business (a “Uniform Business Separation”), such termination shall not be deemed a termination of employment by Aramark for purposes of this Agreement, provided that Aramark requires the subsequent employer, by agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Aramark would be required to perform it if no such transaction had taken place. In such case, Employee acknowledges and agrees that Aramark may assign this Agreement and Aramark’s rights hereunder, and particularly Articles 1, 2, 3 and 4, in its sole discretion and without advance approval by Employee, to any subsequent employer. In such case, Employee agrees that Aramark may assign this Agreement and all references to “Aramark” or “the Company” contained in this Agreement shall thereafter be deemed to refer to the subsequent employer.
D.Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.
E.In the event any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
F.In the event that it is reasonably determined by Aramark that, as a result of the deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or other pronouncements thereunder) (“the Deferred Compensation Tax Rules”), any of the payments or benefits that Employee is entitled to under the terms of this Agreement may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Employee to be subject to tax under the Deferred Compensation Tax Rules, Aramark shall, in lieu of providing such payment or benefit when otherwise due under this Agreement, instead provide such payment or benefit on the first day on which such provision would not result in Employee incurring any tax liability under the Deferred Compensation Tax Rules; which day, if Employee is a “specified employee” within the meaning of the Deferred Compensation Tax Rules, shall be the first day of the seventh month following the date of Employee’s termination of employment (or the earliest date as is permitted under the Deferred Compensation Tax Rules, without any accelerated or additional tax); provided, further, that to the extent that the amount of payments due under Article 6.A are not subject to the Deferred Compensation Tax Rules by virtue of the application of

Treas. Reg. Sec. 1.409A-1(b)(9)(iii)(A), such payments may be made prior to the expiration of such six-month period. In addition, in the event that any payments or benefits that Aramark would otherwise be required to provide under this Agreement cannot be provided in the manner contemplated herein without subjecting Employee to tax under the Deferred Compensation Tax Rules, Aramark shall provide such intended payments or benefits to Employee in an alternative manner that conveys an equivalent economic benefit to Employee as soon as practicable as may otherwise be permitted under the Deferred Compensation Tax Rules. For purposes of the Deferred Compensation Tax Rules, (i) each payment made under this Agreement (including, without limitation, each installment payment due under Article 6 above) shall be designated as a “separate payment” within the meaning of the Deferred Compensation Tax Rules, and if the commencement of any payment or benefit provided under Article 6 that constitutes “deferred compensation” under the Deferred Compensation Tax Rules could, by application of the terms conditioning such payment or benefit upon the execution and non-revocation of a release set forth in Article 6, occur in one of two taxable years, then the commencement of such payment or benefit shall begin on the first payroll date occurring in January of such second taxable year, and (ii) any references herein to Employee’s “termination of employment” shall refer to Employee’s “separation from service” with Aramark and its affiliates within the meaning of the Deferred Compensation Tax Rules.
G.The terms of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof. For purposes of any action or proceeding, Employee irrevocably submits to the non-exclusive jurisdiction of the courts of Pennsylvania and the courts of the United States of America located in Pennsylvania for the purpose of any judicial proceeding arising out of or relating to this Agreement, and acknowledges that the designated fora have a reasonable relation to the Agreement and to the parties’ relationship with one another. Notwithstanding the provisions of this Article 8.G, Aramark may, in its discretion, bring an action or special proceeding in any court of competent jurisdiction for the purpose of seeking temporary or preliminary relief pending resolution of a dispute.
H.Employee expressly consents to the application of Article 8.G to any judicial action or proceeding arising out of or relating to this Agreement. Aramark shall have the right to serve legal process upon Employee in any manner permitted by law.
I.Employee hereby waives, to the fullest extent permitted by applicable law, any objection that Employee now or hereafter may have to personal jurisdiction or to the laying of venue of any action or proceeding brought in any court referenced in Article 8.G and hereby agrees not to plead or claim the same.
J.Notwithstanding any other provision of this Agreement, Aramark may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Employee hereunder.
K.Employee and Aramark acknowledge that for purposes of Article 6, Employee’s last hire date with Aramark is January 18, 2022.
L.Employee expressly acknowledges and agrees that Aramark’s Incentive Compensation Recoupment Policy, as the same may be amended from time to time, is binding on Employee and that Employee is a Covered Employee as defined in that policy.

M.This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Employee, and their respective heirs, legal representatives, successors and assigns. Employee acknowledges and agrees that this Agreement, including its provisions on post-employment restrictions, is specifically assignable by Aramark. Employee hereby consents to such future assignment and agrees not to challenge the validity of such future assignment.
IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed.

ARAMARK

Date:	1/4/2022	By:	/s/ Lynn B. McKee
Lynn B. McKee

Date:	12/31/2021	By:	/s/ Timothy R. Donovan
Timothy R. Donovan

Schedule 1
Prior Works*
_____________________________________
* If no Prior Works are listed, Employee certifies that there are none.